WALD

This document is a free translation of the Brazilian judicial administrator's report referred to February, 2018 financial information of Oi S.A. and some of its subsidiaries ("RJ Debtors") filled within the 7th Business Court of Rio de Janeiro on April 26, 2018. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TO THE HONORABLE - JUDGE OF THE 7th CORPORATE SECTION OF THE JURISDICTION OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case Number 0203711-65.2016.8.19.0001
Court-Supervised Reorganization of Oi S.A and others

The **COURT-APPOINTED ADMINISTRATOR** (Law Firm Arnoldo Wald), appointed in the Court-Supervised Reorganization Proceeding of **Oi S.A. and others**, respectfully appears before Your Honor, requesting you will order the production, in the case records, of the Monthly Activity Report ("RMA") referring to the month of February 2018.

Rio de Janeiro, April 26, 2018.

Signed: [illegible signature]

____

Court-Appointed Trustee.
Law Firm Arnoldo Wald

Av. Franklin Roosevelt 115, 4th F
20021-120 Rio de Janeiro RJ Brazil
Phone 55 21 2272 9300 Fax 2220 8789
waldrj@wald.com.br

WALD

WALD

MONTHLY ACTIVITY **REPORT**

RMA

COURT-SUPERVISED REORGANIZATION PROCEEDING.

Oi

February. 2018

26 . April 2018

EXECUTIVE SUMMARY

Introduction

To the Honorable Judge of the 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro

The Court-Appointed Trustee, Law Firm Arnoldo Wald ("Wald" or "AJ"), appointed in the records of the Court-Supervised Reorganization of Group Oi (Proceeding no. 0203711-65.2016.8.19.0001), and RC Consultores, subcontractor of the AJ to aid it in the preparation of the Monthly Activity Report ("RMA"), hereby respectfully appears before Your Honor, pursuant to the decision in pages. 91,223 / 91,224, to present the RMA referring to the month of February 2018.

As known, the Court-Supervised Reorganization involves the following companies:

- Oi S.A. -undergoing Court Supervised Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. -undergoing Court Supervised Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. -undergoing Court Supervised Reorganization ("Oi Móvel");
- Copart4 Participações S.A. -undergoing Court Supervised Reorganization ("Copart4");
- Copart5 Participações S.A. -undergoing Court Supervised Reorganization ("Copart5");
- Portugal Telecom International Finance B.V. -undergoing Court Supervised Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. -undergoing Court Supervised Reorganization ("Oi Coop").

This report, contemplating the financial information, based especially on elements provided by the Reorganizing Entities until April 26, 2018, containing date referring to the month of February 2018, and must be analyzed in conjunction with the preliminary activity report, as well as the other previously provided RMAs.

The RMA will count on a new chapter addressing specifically consolidated information of the Reorganizing Entities, which, in this Report, will encompass the Statement of Managerial Cash Flow of said month, presented in the tables with the comparison with the immediately previous month. The report will point out the main variations occurred in the month in question, presenting the clarifications provided by the Management of the Reorganizing Entities.

This report, prepared through analytical procedures and discussions with the Company's Management, seeks to provide the Court and the concerned parties with information on the financial situation of the Reorganizing Entities and the relevant operations carried out by them, as well as a summary of the activities carried out by the AJ until the closing of this report.

The information provided below are based, especially, in information and elements presented by the Reorganizing Entities. The individual financial statements of all Reorganizing Entities, as well as the consolidated financial statements of Oi Group (which include, however, are not limited to those of the Reorganizing Entities) will be annually audited by independent auditors. Limited review procedures are applied by the auditors for filing, with the Brazilian Securities and Exchange Commission - CVM the Quarterly Financial Information ("ITRs"), Consolidated, of Group Oi. Relative to the individual financial statements of each Reorganizing Entity, prepared in monthly periods other than those comprising the ITRs delivered to CVM, these are not submitted to review by independent auditing, whether by the auditors retained by the Oi Group, or by the AJ.

The AJ, honored with the assignment, remains available for further clarifications regarding information contained in this report or other additional information.

Sincerely Yours,

Arnoldo Wald Filho
awf@ wald.com.br

Samantha Mendes Longo
samantha@wald.com.br
Partners

Phone: +55 (11) 3074-6000

Marcel Augusto Caparoz
Chief Economist
marcel@r cconsultores.com.br

Phone: +55 (11) 3053-0003

CORPORATE FLOWCHART OF THE REORGANIZING ENTITIES

Figure 1 — Corporate Flowchart of the Reorganizing Entities


Oi
Oi S.A. (Holding)
Undergoing Court-
100%
Telemar Norte Leste S.A. (STFC concession) undergoing court-supervised reorganization
100%
Portugal Telecom Intern. Finance B.V. (Financial Vehicle) undergoing court-supervised reorganization
100%
Oi Brasil Holdings Coöperatief U.A. (Financial Entity) undergoing court-supervised reorganization
100%
Copart5 Participações S.A. (Financial Entity) undergoing court-supervised reorganization.
99,875%
100%
CVTEL B.V.
100%
Rio Alto Gestão de Créditos e Participações S.A.
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações Ltda
100%
Oi Móvel S.A. (SMP and SeAC authorization) undergoing court-supervised reorganization.
100%
Copart4 Participações S.A. (Financial Entity) undergoing court-supervised
4 other entities (see Appendices)
11 other entities (see Appendices)
Legend
REORGANIZING ENTITIES OF THE GROUP

Source: Information made available by Management

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again for facilitating the understanding of the structure of the Reorganizing Entities

CORPORATE FLOWCHART OF THE REORGANIZING ENTITIES

Figure 2 — Corporate Flowchart of the Reorganizing Entities


Telemar
Norte Leste
S.A. (STFC
concession)
Undergoing
Court-
Supervised
Reorganization
100%
100%
50%
81,43%
99,99%
99,99%
10%
86%
Oi Móvel
S.A.
Undergoing
Court-
Supervised
Copart4
Participações
S.A.
Undergoing
Court-
Supervised
Reorganization
100%
99,9%
50%
100%
19,04%
Legend
REORGANIZING
ENTITIES OF THE
GROUP

Source: Information made available by Management

Source: Information made available by Management

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again for facilitating the understanding of the structure of the Reorganizing Entities

CORPORATE FLOWCHART OF THE REORGANIZING ENTITIES

Figure 3 — Corporate Flowchart of the Reorganizing Entities


Oi Móvel
S.A.
Undergoing Court-Supervised Reorganization
99,99%
Paggo
Empreendimentos
S.A. (Holdings)
99,99%
99,99%
Paggo
Acquirer
Gestão de Meios de Pagamentos Ltda.
Paggo
Administradora Ltda.
50%
Paggo
Soluções
e Meios de Pagamentos S.A.
Legend
REORGANIZING ENTITIES OF THE GROUP

Source: Information made available by Management

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again for facilitating the understanding of the structure of the Reorganizing Entities

ENTITIES UNDERGOING COURT-SUPERVISED REORGANIZATION

Figure 4 — Entities undergoing Court Supervised Reorganization


OI S.A.
The Top provider of Fixed Telephony Services in Region II and of domestic and international long distance services.
Also holds interests in other companies of the Group, and is the main "Holding" of the Oi Group.
Oi S.A.
Oi Móvel
Carried of mobile telephony services in Regions I, II and III and TV DTH services.
Oi Móvel S.A.
Portugal Telecom International Finance B.V.
PTIF
Non-Operational Entity. Vehicle for raising financing/resources in the international market
REORGANIZING ENTITIES
OF THE GROUP
Oi
Oi Coop
Non-Operational Entity. Vehicle for raising financing/resources in the international market
Oi Brasil Holdings Coöperatief U.A
Telemar Norte Leste
The main provider of fixed telephony services in Region I and domestic and international long distance calls.
Telecom Norte Leste S.A
Copart 4 and Copart 5 Participações S.A.
Copart4 and 5
Two corporate entities used for managing and administering Real Estate of the main Properties leased to the Oi Group

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Below, we present some of the relevant facts reported to the market by the Oi Group directly relating to the Reorganizing Entities:

Relevant Facts and Communications to the Market in the month of **FEBRUARY/18**

February 05 - Publishing of the ruling that ratified the Court-Supervised Reorganization Plan

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in complementation of Relevant Fact of January 08, 2018, informed its shareholders and the market in general that, on that date, was issued a ruling by the 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro which ratified the Company's Reorganization Plan and that of its subsidiaries Oi Móvel S.A. – Undergoing Court-Supervised Reorganization, Telemar Norte Leste S.A. – Undergoing Court-Supervised Reorganization, Copart 4 Participações S.A. – Undergoing Court-Supervised Reorganization, Copart 5 Participações S.A. - Undergoing Court-Supervised Reorganization, Portugal Telecom International Finance BV - Undergoing Court Supervised Reorganization and Oi Brasil Holdings Coöperatief U.A. - Undergoing Court Supervised Reorganization (all, collectively referred to as "Reorganizing Entities") ("Plan") and accepted the reorganization applied for by the Reorganizing Entities.

Resulting from this ruling, will start the 20-day term, i.e., 12 AM of February 06, 2018 until 11:59 PM of February 26, 2018, for the creditors of the Reorganizing Entities to choose between the options for payment of their respective credits, as provided in the Plan. Important information regarding the terms and procedures for choosing the payment options are available on the court-supervised reorganization's website (www.recjud.com.br).

The report can be accessed on:
http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251671

February 06, - Decision on the Extraordinary General Assembly

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), complementing the Notice to Shareholders of February 02, 2018, informed to its shareholders and the market in general, that it was informed, on the day before, of the ruling of the Judge of the 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro which rejected the request of the shareholder Bratel S.A.R.L. to partially reconsider the ruling that ratified the reorganization plan, and this decision was integrally sustained, especially regarding the non-holding of the Extraordinary General Assembly of the Company called by Bratel S.A.R.L for February 07, 2018.

The full contents of the decision is attached to this Market Report and is also available for download on the Company's website (www.oi.com.br/ri), in the System Empresas.NET of CVM (www.cvm.gov.br), in addition to the website of B3 S.A. - Brazil, Stock Exchange, Counter (www.bmfbovespa.com.br). The Company will send the decision, as soon as possible, translated into English to the Securities and Exchange Commission pursuant to Form 6-K.

The report can be accessed on:
http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251673

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **FEBRUARY/18**

February 06, - Choice for Payment Option by the Bondholders

Oi S.A. – Undergoing Court-Supervised Reorganization ("Oi"), Portugal Telecom International Finance B.V. – Undergoing Court-Supervised Reorganization ("PTIF") and Oi Brasil Holdings Coopertief U.A. - Undergoing Court-Supervised Reorganization ("Oi Coop"; and, collectively with Oi and the PTIF, the "Issuers") announced on that date they filed applications (each, one "Application for Choice of Payment Option") among the payment options (each, a "Payment Option Choice") relative to the payments provided pursuant to the consolidated court-supervised reorganization plan applicable to:

- 9.75% of the Senior Notes due in 2016 issued by Oi (CUSIP/ISIN # 10553M AC5/US10553MAC55 and P18445 AF6/USP18445AF68);
- 5.125% of the Senior Notes due in 2017 issued by Oi (ISIN # XS0569301830 and XS0569301327);
- 9.50% of the Senior Notes due in 2019 issued by Oi (CUSIP/ISIN # 87944L AD1/US87944LAD10 # P9037H AK9/USP9037HAK97);
- 5.50% of the Senior Notes due in 2020 issued by Oi (CUSIP/ISIN # 87944L AE9/P9037H and 87944L AF6/USP87944LAF67);
- 6.25% of Notes due in 2016 issued by PTIF (ISIN # PTPTCYOM0008);
- 4.375% of Notes due in March 2017 issued by PTIF (ISIN # XS0215828913);
- 5.242% of Notes due in November 2017 issued by PTIF (ISIN # XS0441479804);
- 5.875% of Notes due in 2018 issued by PTIF (ISIN # XS0843939918);
- 5.00% of Notes due in 2019 issued by PTIF (ISIN # XS0462994343);
- 4.625% of Notes due in 2020 issued by PTIF (ISIN # XS0927581842);
- 4.50% of Notes due in 2025 issued by PTIF (ISIN # XS0221854200);
- 5.625% of the Senior Notes due in 2021 issued by Oi (ISIN # XS1245245045 and XS1245244402); and
- 5.75% of the Senior Notes due in 2022 Oi Coop (CUSIP/ISIN # 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (collectively, the "Bonds").

The terms and conditions of the Applications for Payment Option Choice are described in the Declaration and Information and Application for Payment Option Choice, dated February 6, 2018, as well as the respective appendices (the "Declaration"). Terms started in capital letters used in this notice, but not defined in this notice, will have the definition ascribed to them in the Declaration. The Declaration contains important information that must be carefully read prior to making any decisions concerning the Applications for Payment Option Choice.

The report can be accessed on:
http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251676

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **FEBRUARY/18**

February 07 - Clarifications on the Extraordinary General Assembly called by the shareholder Bratel S.A.R.L.

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), meeting the provisions of art. 157, §4 of Law # 6.404/76, pursuant to CVM Directive # 358/02, and in complementation of the Notice to Shareholders of February 02, 2018 and the Report to the Market of February 06, 2018, informed its shareholders and the market in general that it was informed, on that date, that the Judge of the 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro ("Supervised Reorganization Court") when examining the Company's application concerning the initiatives sought by Bratel S.A.R.L. insisting in holding the Assembly on February 07, 2018, declared null and void any extrajudicial deliberation contrary to issues already ratified in the Plan, in the following terms:

"*I hereby clarify, moreover that, considering the ratification of the reorganization plan, and once ratified by the court, is inviable, null and void, any extrajudicial deliberation contrary to the issues already ratified in the plan, since every subject of justice owes unrestricted obedience to the magister dixit, notwithstanding any appeals to the Judicial Branch itself.*"

The Company informed, moreover that, on this date, violating successive court rulings, a group of shareholders sought to hold a purported Assembly among them to deliberate on matters pertaining to clauses of the Plan already approved and ratified. The Company does not recognize the legality of this deed and will seek the judicial, administrative and criminal applicable remedies.

The company clarified it will continue to strictly comply with the Plan approved by the General Creditors Assembly and all decisions ruled by the Supervised Reorganization Court. Finally, Oi hereby clarifies to the creditors that the Plan remains robust and effective, as well as unaltered in all provisions thereof.

The full contents of the decision is attached to this Market Report and is also available for download on the Company's website (www.oi.com.br/ri), in the System Empresas.NET of CVM (www.cvm.gov.br), in addition to the website of B3 S.A. - Brazil, Stock Exchange, Counter (www.bmfbovespa.com.br). The Company will send the decision, as soon as possible, translated into English to the Securities and Exchange Commission pursuant to Form 6-K.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251722

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **FEBRUARY/18**

February 08, - Decision of the Supervised Reorganization Court concerning the Extraordinary General Assembly

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with art. 157, §4 of Law # 6.404/76, pursuant to the terms of CVM Directive # 358/02, and complementing the Relevant Fact of February 07, 2018, informed its shareholders and the market in general that it was informed, on that date, of the ruling rendered by the Judge 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro ("Supervised Reorganization Court") which granted the emergency relief sought by the Company for suspending the effects of all deliberations passed in the purported Extraordinary General Assembly held between a group of shareholders of the Company on February 07, 2018, determining, moreover, the notification to the Board of Trade of the State of Rio de Janeiro - JUCERJA and the Brazilian Securities and Exchange Commission to abstain from filing the minutes of said Assembly, or, if already done it, to suspend them awaiting a subsequent order by the Judge overseeing the Supervised Reorganization Court, in the following terms:

"*(...)Can a group of shareholders hold an assembly seeking, among other items, to violate a court order? The answer is a resoundingly negative. (...) And they cannot argue that there was a mistake, or ignorance that an eventual change to the reorganization plan could not be implemented off court, since, pursuant to the ruling in page 254.756, this Court prohibited the practice of any actions seeking to render inviable the performance of the approved reorganization plan, rejecting, moreover, the decision that sought the partial reconsideration of the reorganization plan, concerning governance of the corporation, pursuant to the magister dixit in page 255,624. Moreover, was clear, pursuant to the ruling in pages 256.092/256.094, that is inviable, not valid and unenforceable, any extrajudicial deliberation contrary to matters already ratified (...) HAVING SAID THAT, I hereby summarily grant the emergency order to suspend the effects of all deliberations of the Extraordinary Assembly of OI S.A. held on 02/07/2018.(...)*"

The full contents of the decision is attached to this Market Report and is also available for download on the Company's website (www.oi.com.br/ri), in the System Empresas.NET of CVM (www.cvm.gov.br), in addition to the website of B3 S.A. - Brazil, Stock Exchange, Counter (www.bmfbovespa.com.br). The Company will send the decision, as soon as possible, translated into English to the Securities and Exchange Commission pursuant to Form 6-K.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251738

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **FEBRUARY/18**

February 08, - Acquisition of Shareholding Interest - JGP

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), complying with the provisions of Article 12 of CVM Directive # 358/02, informed having received, on that date, correspondence from JGP GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., transcribed below:

"*REPORT TO THE MARKET*

JGP GESTÃO DE RECURSOS LTDA., enrolled with the National Corporate Taxpayer's Registry of the Ministry of Finance 02.312.792/0001-65, with Registered Offices in the City and State of Rio de Janeiro, at Rua Humaitá, # 275, 11th Floor (part) and 12th Floor, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with the National Corporate Taxpayer's Registry of the Ministry of Finance 09.262.533/0001-16, with Registered Offices in the City and State of Rio de Janeiro, at Rua Humaitá, # 275, 11th Floor (part) and 12th Floor, in the capacity as managers of investment funds and non-resident investors, whose agent in the country is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the National Corporate Taxpayer's Registry of the Ministry of Finance 02.201.501/0001-61 ("Investors"), hereby, pursuant to the terms of CVM Directive # 358/2002, amended by CVM Directive # 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, informs that, in negotiations held in the floor of the Stock Exchange of São Paulo - BOVESPA, throughout the last few days, the Investors acquired common shares issued by Oi S.A. ("Company"), passing to hold 34,640,300 (thirty-four million, six hundred and forty thousand and three hundred) common shares issued by the Company. The aforementioned interest held by the Investors represents 5.19% (five point nineteen percent) of the common shares issued by the Company.

We hereby inform, moreover, that the investors hold 4,145.000 (four million, one hundred and forty-five) common shares with reference on derivative financial instruments with a provision for exclusive financial settlement.

The aforementioned acquisitions do not seek to change the composition of the control or the administrative structure of the Company There is no agreement or contract governing the exercise of voting rights or the purchase and sale of securities issued by the Company by the Investors".

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251735

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **FEBRUARY/18**

February 09 - Sale of Relevant Shareholding Interest - JGP

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), complying with the provisions of Article 12 of CVM Directive
358/02, informed to have received, on that date, correspondence from JGP GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., transcribed below:

"REPORT TO THE MARKET

JGP GESTÃO DE RECURSOS LTDA., enrolled with the National Corporate Taxpayer's Registry of the Ministry of Finance 02.312.792/0001-65, with Registered Offices in the City and State of Rio de Janeiro, at Rua Humaitá, # 275, 11th Floor (part) and 12th Floor, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with the National Corporate Taxpayer's Registry of the Ministry of Finance 09.262.533/0001-16, with Registered Offices in the City and State of Rio de Janeiro, at Rua Humaitá, # 275, 11th Floor (part) and 12th Floor, in the capacity as managers of investment funds and non-resident investors, whose agent in the country is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the National Corporate Taxpayer's Registry of the Ministry of Finance 02.201.501/0001-61 ("Investors"), hereby, pursuant to the terms of CVM Directive # 358/2002, amended by CVM Directive # 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, informs that, in negotiations held in the floor of the Stock Exchange of São Paulo - BOVESPA, throughout the last few days, the Investors acquired common shares issued by Oi S.A. ("Company"), whereby passing to hold 32,918,900 (thirty-two million, nine hundred and eighteen thousand, nine hundred) common shares issued by the Company. The aforementioned interest held by the Investors represents 4.93% (four point ninety-three percent) of the common shares issued by the Company.

We hereby inform, moreover, that the investors hold 4,145.000 (four million, one hundred and forty-five) common shares with reference on derivative financial instruments with a provision for exclusive financial settlement.

The aforementioned acquisitions do not seek to change the composition of the control or the administrative structure of the Company There is no agreement or contract governing the exercise of voting rights or the purchase and sale of securities issued by the Company by the Investors".

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251758

February 27 - Execution of the Memorandum of Understanding

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company") has informed its shareholders and the market in general that it executed on 02/26/2018 Memorandum of Understanding (MOU) with TIM Participações S.A. ("TIM"), which is implements an important stage in negotiations seeking to equate their respective disputes and starts a new infrastructure planning cycle, along the same lines of the partnerships that are already currently practiced in the Brazilian telecommunications market.

The understanding between the companies was established by the President Directors of Oi, Eurico Teles and of TIM, Stefano De Angelis, during the Mobile World Congress, the main global event in the telecommunications sector, annually held in Barcelona. The initiative strengthens a positive environment in industrial collaboration within a healthy competition context for the telecommunications industry.

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251925

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **FEBRUARY/18**

February 27 - Closing of the term for chosing the options and exstension of the term to Bondholders

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), complementing the Report to the Market released on February 06, 2018, informed its shareholders and the market in general that, at the end of February 26, 2018, ended the term for the creditors of the Company and its Oi Móvel S.A. subsidiaries – Undergoing Court-Supervised Reorganization, Telemar Norte Leste S.A. – Undergoing Court-Supervised Reorganization, Copart 4 Participações S.A. – Undergoing Court-Supervised Reorganization, Copart 5 Participações S.A. - Undergoing Court-Supervised Reorganization, Portugal Telecom International Finance BV - Undergoing Court Supervised Reorganization and Oi Brasil Holdings Coöperatief U.A. - Undergoing Court-Supervised Reorganization (all collectively referred to as "Reorganizing Entities") to choose among the options for payment of their respective credits, as provided in the Reorganization Plan of the Reorganizing Entities ("Plan"). Exclusively relative to the bondholder creditors, the Company acknowledged the ruling of the Judge of the 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro, rendered on February 26, 2018, which, among other provisions, determined:

"*Considering the omission of the trustees and the losses arising thereof, I hereby order, to the benefit of the bondholders who were unprotected at this time, the extension of the term for exercising the payment form option. Therefore, bondholders who wish to individualize their credits (by filing applications in the case records and subsequently choosing on the electronic platform) may do so until 03/08/2018.*"

The Company informed it will keep its shareholders and the market informed of any relevant progress on the subject matter of this Communication/Report.

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251907

February 28 - Annual Shareholders' Meeting of Oi S.A.

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), pursuant to the Circular-Letter /CVM/SEP # 01/2017 and for the purposes of complying with the provisions of Paragraph 2 of Article 21-L of CVM Directive # 481/09, informed its shareholders that the Annual Shareholders' Meeting of the Company ("AGO"), originally scheduled for April 27, 2018 (pursuant to the Notice to Shareholders of 01/15/2018], was changed and the AGO shall be held on April 30, 2018.

The Company informed, moreover, that the updated Corporate Events Annual Calendar is available on the System Empresas.NET of CVM (www.cvm.gov.br), on the website of B3 S.A. - Brazil, Stock Exchange, Counter (www.bmfbovespa.com.br) and on the website of the Company (www.oi.com.br/ri).

More information on the aforementioned meeting will be disclosed pursuant to the terms and the applicable legislation and regulations.

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43086&conta=28&id=251950

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 1 – Oi Internet's Acquisition by Oi Móvel

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company") informed its shareholders and the market in general that was transacted on that date, the acquisition of Oi Internet S.A. ("Oi Internet") by Oi Móvel S.A. - Undergoing Court-Supervised Reorganization ("Oi Móvel"), both indirect subsidiaries of the Company, complying with the provisions of sections 3.1.6 and 7.1 of the Consolidated Reorganization Plan ("Plan") of Oi and of its subsidiaries Oi Móvel, Telemar Norte Leste S.A. – Undergoing Court-Supervised Reorganization, Copart 4 Participações S.A. – Undergoing Court-Supervised Reorganization, Copart 5 Participações S.A. - Undergoing Court-Supervised Reorganization, Portugal Telecom International Finance BV - Undergoing Court Supervised Reorganization and Oi Brasil Holdings Coöperatief U.A. - Undergoing Court-Supervised Reorganization (all collectively referred to as "Reorganizing Entities").

The acquisition constitutes one of the stages of the corporate and asset restructuring process of the Reorganizing Entities expressly provided in the Plan and its goal is optimizing operations and improving the results of the Reorganizing Entities and other direct and indirect subsidiaries of Oi.

Moreover, the unification of the operations of Oi Internet and Oi Móvel, through the consolidation of the activities carried out, will bring considerable benefit on an administrative, economic and fiscal level, with the reduction of cost and creating synergy gains for more efficiency in offering the services.

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251966

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 05 – Approval of Increase of the Share Capital for Credit Capitalization

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with Article 157, §4 of Law # 6.404/76 and pursuant to the terms of CVM Directive # 358/02, informed its shareholders and the market in general that, on that date, the Executive Board approved the conditions for increasing the Share Capital of the Company, by capitalizing part of the Unsecured Credits of the Qualified Bondholders, with the issuance of new common shares and subscription bonuses that will be attributed to the subscribers of the shares subject to this increase, as provided in Sections 4.3.3.2 and 4.3.3.5 of the Reorganization Plan of Oi and of its subsidiaries, approved by the General Assembly of Creditors and ratified by the Supervised Reorganization Court ("Credit Capitalization").

The Capitalization of Credits was approved by the Executive board withing the limits of the authorized capital set in the Company's Bylaws, and will be made through the issuance of a minimum 1,039,868,479 and a maximum 1,756,054,163 new common shares, at the price of R$7.00 per share, corresponding to a minimum amount of R$7,279,079,353 and a maximum R$12,292,379,141. The total number of common shares and subscription shares to be issued in the Capitalization of Credits will depend on the results (i) of the process of choice among the payment options by the Qualified Bondholders, whose term was extended to March 08, 2018 due to the ruling rendered by the Supervised Reorganization Court on February 26, 2018, and (ii) the Exchange Offer to be made to the Qualified Bondholders who have chosen for the respective payment option.

The increase of share capital resulting of the Credit Capitalization is subject to the right of first refusal of the current shareholders of Oi, pursuant to art. 171, §2 of Law # 6.404/76, which can be exercised within a minimum period of 30 consecutive days, pursuant to the notice to shareholders that will inform the date on which the shares will pass to be traded and the subscription rights and the date for starting the count and other conditions for exercising the right of first refusal ("Notice to Shareholders"). In case of exercise of the right of first refusal by the shareholders of the Company, in cash, the number of shares to be subscribed by the Qualified Bondholders will be reduced in the corresponding amount and the amounts paid in the exercise of said right will be delivered to the holders of capitalized credits, on a prorate basis of the credits held by them.

In the Capitalization of Credits, will also be issued by Oi, up to 135,081,089 subscription bonuses, within the limits of the authorized capital, which will be attributed to the subscribers of the shares subject of the capital increase and each subscription bonus will confer its holder the right to subscribe to 1 common share issued by the Company.

The other conditions of Credit Capitalization are described in the minutes of the meeting of the Executive Board that approved the increase, as well as in the material contained in Appendix 30-XXXII of CVM Directive # 552/14, both which will be made available as soon as possible on the Company's website (www.oi.com.br/ri), in the System Empresas.NET of the CVM(www.cvm.gov.br), at the website of 3 .A. Brazil, Stock Exchange, Counter (www.bmfbovespa.com.br).

The Company clarified, moreover, that the disclosure of the notice to Shareholders and the start of the counting for exercising the right of first refusal by its shareholders will take place, opportunely, after meeting certain measures necessary for implementing the Credit Capitalization, as provided in the Reorganization Plan.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252046

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 06 – Arbitration Proceeding

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with Article 157, §4 of Law # 6.404/76 e pursuant to the terms of CVM Directive # 358/02, informed its shareholders and the market in general that it was informed of the decision rendered by the Support Arbitrator in the arbitration brought against the Company by the shareholder Bratel S.À.R.L. ("Bratel") with the Market Arbitration Chamber, for addressing issues pertaining to the implementation of the Reorganization Plan ratified by the reorganization overseeing court ("Plant"). This decision was rendered without the Company being heard or having the opportunity to present a brief, having been granted to Oi the term of 48 hours to provide information and issue its statement of Bratel's requests.

The Company understands this arbitration, by creating illegal obstacles to the increase of the share capital of the Company provided in the Plan, violates the deliberation of the Creditors General Assembly that approved the plan, the court ruling that ratified it, as well as other decisions rendered by the Supervised Reorganization Court, the sole court with jurisdiction to rule on the matter, as, incidentally ratified by the Superior Court of Justice.

The Company clarifies, in conclusion that it deemed adequate the disclosing of this Relevant Fact, despite the 48-hour term granted and necessary for the analysis thereof and deepening of the arbitration proceeding, due to the publicity afforded by third parties to the arbitration proceeding and the statement of the Supporting Arbitrator. The Company will seek the suitable remedies for preventing any harm to the implementation of the Plan.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252056

March 07 - Approval of Changes to the Organizational Structure of the Company

Oi S.A. - Undergoing Court-Supervised Reorganization ("Company") in compliance with Article 157, §4 of Law # 6.404/76, pursuant to the terms of CVM Directive # 358/02, informed its shareholders and the market in general that, in a meeting held on that date, the Executive Board approved changes to the organizational structure of the Company, which involved the election of Mr. Carlos Augusto Machado Pereira de Almeida Brandão for office as Chief Financial Officer and Investor Relations of the company and the departure of Mr. João do Passo Vicente Ribeiro from office of Director with no specific assignment. In the aforementioned meeting, was also acknowledged the resignation tendered by Mr. Hélio Calixto da Costa to office of Director with no specific assignment, which was accepted by the Executive Board.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252085

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 07 – Suspension of the Political Rights of a Group of Shareholders

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with Article 157, §4 of Law # 6.404/76, pursuant to the terms of CVM Directive # 358/02, and complementing the Relevant Fact divulged on February 08, 2018, informed its shareholders and the market in general that it was informed, on that date, of the ruling rendered by the Judge 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro ("Supervised Reorganization Court") that, integrally agreeing with the brief submitted by the State's Attorney Office, suspended the political rights of the subscribers of the minutes of the Extraordinary General Assembly held on February 07, 2018, except for those who abstained from voting, and determined the removal of members of the Executive Board elected/appointed by them, until is completed the increase of the share capital provided in the Company's reorganization plan.

Under this ruling, the shareholders Bratel S.À.R.L., Société Mondiale Fundo de Investimento em Ações, Petrorio S.A. and Aurélio Valporto, among others, have their political rights suspended and, consequently, the members of the Executive Board elected/appointed by them, Messrs. Luis Maria Viana Palha da Silva, Pedro Zañartu Gubert Morais Leitão and Helio Calixto da Costa, are hereby removed from their offices.

The decition that determined, moreover, the summoning of the current Directors and the President of the Company and of the shareholders whose political rights were suspended, to issue their statements on the interest of being implemented a mediation proceeding.

The full contents of the decision is attached to this Market Report and is also available for download on the Company's website (www.oi.com.br/ri), in the System Empresas.NET of CVM (www.cvm.gov.br), in addition to the website of B3 S.A. - Brazil, Stock Exchange, Counter (www.bmfbovespa.com.br). The Company will send the decision, as soon as possible, translated into English to the Securities and Exchange Commission pursuant to Form 6-K.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252090

March 09 – Closing of the term for choosing the payment option by Bondholder creditors

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), complementing the Report to the Market released between February 06 and 27, 2018, informed its shareholders and the market in general that the term for the creditors of the Company and its Oi Móvel S.A. subsidiaries – Undergoing Court-Supervised Reorganization, Telemar Norte Leste S.A. – Undergoing Court-Supervised Reorganization, Copart 4 Participações S.A. – Undergoing Court-Supervised Reorganization, Copart 5 Participações S.A. - Undergoing Court-Supervised Reorganization, Portugal Telecom International Finance BV - Undergoing Court Supervised Reorganization and Oi Brasil Holdings Coöperatief U.A. - Undergoing Court-Supervised Reorganization (all collectively referred to as "Reorganizing Entities") choose among the payment options of their respective credits, as provided in the Reorganization Plan of the Reorganizing Entities ("Plant"), which had been extended by the 7th Corporate Section of the Jurisdiction of the Capital of the State of Rio de Janeiro on February 26, 2018, ended at the end of March 08, 2018.

The Company reinforced that, as provided in the Declaration of Information and Application for Choice of the Payment Option Amended and Reaffirmed, dated February 14, 2018 ("Declaration"), the persons who acquire a financial interest in any securities issued or guaranteed by the Company after March 08, 2018 will not be entitled to choose the form of payment of the securities acquired, but will be authorized only to receive the standard payment modality described in the Plan regarding these securities, unless the assigner and the assignee of the securities have strictly met the rules for transfer of the payment option choice provided in the Declaration.

Oi reinforced, moreover, that, for the choice of the payment option made by a Qualified Investor (pursuant to the definitions of the Declaration) to be valid, the Qualified Investor shall provide, until 5 PM of March 05, 2018, local time of the City of New York, evidence of ownership of the financial interest in all securities of all series held by the Qualified investor at 11:59 PM of March 08, 2018, local time of Brasília, by the means of the procedures described in the Declaration.

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252111

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 14 – Emergency Order in Jurisdiction Conflict

Oi S.A. - Undergoing Court-Supervised Reorganization ("Company"), in compliance with Article 157, §4 of Law # 6.404/76, pursuant to the terms of CVM Directive # 358/02, and continuing the Relevant Fact disclosed on March 6, 2018, hereby informs its shareholders and the market in general that it was informed, on March 13, 2018, of the decision of Justice Marco Buzzi of the Second Section of the Superior Court of Justice, who granted the emergency order in jurisdiction conflict filed by the Company, suspending the effects of the award of the arbitration panel, whose proceeding was started against the Company by Bratel S.À.R.L, naming the Judge of the 7th Corporate Section of Rio de Janeiro/RJ to rule, on a provisional basis, on eventual emergency orders, until subsequent deliberation by the Justice writing the opinion.

The full contents of the decision is attached to this Market Report and is also available for download on the Company's website (www.oi.com.br/ri), in the System Empresas.NET of CVM (www.cvm.gov.br), in addition to the website of B3 S.A. - Brazil, Stock Exchange, Counter (www.bmfbovespa.com.br). The Company will send the decision, as soon as possible, translated into English to the Securities and Exchange Commission pursuant to Form 6-K.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252198

March 16 – Preliminary Results of the Choices for Payment Options

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with Article 157, §4, of Law # 6.404/76, pursuant to the terms of CVM Directive # 358/02, and continuing the Relevant Fact disclosed on March 09, 2018, informed its shareholders and the market in general that it has received a preliminary indication, subject to confirmation and documentary evidence, of the results of the choices made by the creditors who are bondholders of the Company and of its Oi Móvel S.A. subsidiaries. – Undergoing Court-Supervised Reorganization, Telemar Norte Leste S.A. – Undergoing Court-Supervised Reorganization, Copart 4 Participações S.A. – Undergoing Court-Supervised Reorganization, Copart 5 Participações S.A. - Undergoing Court-Supervised Reorganization, Portugal Telecom International Finance BV - Undergoing Court Supervised Reorganization and Oi Brasil Holdings Coöperatief U.A. - Undergoing Court-Supervised Reorganization (all collectively referred to as "Reorganizing Entities") to choose among the options for payment of their respective credits, as provided in the Reorganization Plan of the Reorganizing Entities ("Plan").

Pursuant to these preliminary results, Qualified Bondholder Creditors holding credits in the principal amount of US$ 8,017,620,999.17 (or the equivalent in reais or Euros) allegedly chose for payment of their respective credits as provided by Sections 4.3.3.2 et. seq. of the Plan (Option Unsecured Credits of Qualified Bondholders). The potential dilution that would result of the future distribution of PTIF Shares (as defined in the Plan) and of the future issuance of new common shares and subscription bonuses, in the context of the increase of the share capital approved in the meeting of the Executive Board held on March 05, 2018, would be approximately 71%. This rate is subject (i) to the result of the Exchange Offer, as defined in the Declaration of Information and Application for Choice of Payment Option Amended and Reaffirmed dated February 14, 2018 ("Declaration") to be made after meeting or waiver of certain conditions set forth in the Plan to the Qualified Bondholders who have exercised valid payment options, and (ii) to the result of the exercise of the right of first refusal by the current shareholders of Oi, and also considers that the entirety of the aforementioned credits will be paid as provided by Section 4.3.3.2 of the Plan and that all bonds relative to these valid payment options will have been delivered in the Exchange Offer.

Oi reinforced, moreover, that, for the choice of the payment option made by a Qualified Investor (pursuant to the definitions of the Declaration) to be valid, the Qualified Investor shall provide, until 5 PM of March 15, 2018, local time of the City of New York, evidence of ownership of the financial interest in all securities of all series held by the Qualified investor at 11:59 PM of March 08, 2018, local time of Brasília, by the means of the procedures described in the Declaration.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252275

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 22 – Update of the Credit rating of Oi by S&P

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company") informed its shareholders and the market in general that a Standard & Poor´s ("S&P") announced on that date its review of the credit ratings attributed to the Company. S&P increased the corporate credit ratings, from D to CCC+, on a global scale, and from D to brB, on the domestic scale. At the same time, S&P reinforced that all of the Company's debt ratings remain on a D, pointing out that the conclusion of the debt restructuring operations provided in the Reorganization Plan ("Plan") is still subject to approval in other jurisdictions, which can take several months. The S&P has also stated that the corporate credit perspective for the Company is positive, which may imply an additional increase of the corporate credit ratings in the next 12 months, if Oi executes the Reorganization Plan as approved, at the same time the risks of appeals of the Plan decrease or the risks of intervention with the Company are minimized.

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252366

March 23 - Changes to the Organizational Structure of the Company

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with Article 157, §4º, da Lei # 6.404/76 e pursuant to the terms of CVM Directive # 358/02, informed its shareholders and the market in general that the Executive Board approved changes to the structure of its Advisory Committees that aim at enhancing its governance, as well as align them to the challenges and needs they face. For seeking more efficacy and agility in their work, were created the Committee for Monitoring of Implementation of the Reorganization Plan and the Committee for Audit, Risks and Controls, having been kept the Committee for Persons, Appointments and Compensation. Were extinguished the Committee for Corporate Governance and Finance, Engineering, Technology and Networks and Risks and Contingencies. Furthermore, for assuring specific focus on the restructuring agendas and strategic evolution of the Company, was deliberated the hiring of a Strategic Advisor connected to the Executive Board.

The Executive Board approved, moreover, changes to the organizational structure of the Company, which involved the creation of Executive Directorates (i) Operations, with responsibility for Network Operations; Network and Systems Technology; and Digital and New Business; and (ii) Sales, responsible for Retail and Corporate; Business; and Customer Relations. This move seeks to improve organizational efficiency and is in accordance with the strategic priorities of the business. The Operations Directorate has the mission of expediting the process of technological and digital transformation of the Company, seeking better operational efficiency, enhancement of investments and improvement of the quality of services provided to the client, through modernization and increase of the Company's network capacity. The Sales Directorate have the mission of carrying out commercial and product actions for strengthening the Company's income generation, and the turnaround of the corporate business, by developing custom-made solutions for the Company's customers.

Mr. José Claudio Moreira Gonçalves was appointed Director of Operations, having been chosen by the President Director of Oi, Mr. Eurico Teles, among the candidates mentioned in the triple list submitted by the Executive Board, pursuant to item 9.1.1 (ii), (a) of the Reorganization Plan of the Company and its subsidiaries undergoing Court Supervised Reorganization, whereas the office of Sales Director will be held by Mr. Bernardo Kos Winik. Both were elected by the Executive Board for being part of the Statutory Board of Directors of the Company as Directors with no specific assignment.

José Claudio Gonçalves has a degree in Mechanical Production engineering from the Pontifícia Universidade Católica (PUC-Rio), took an MBA in Logistics with Fundação Getúlio Vargas (FGV-RJ), Executive MBA from Fundação Dom Cabral (FDC) and Post-Executive MBA from the Kellogg School of Management. Built his career in the Telecommunications market and has expertise in the operation, maintenance and technological evolution of the Oi networks. The executive joined Oi in March 2000 and has held office as Manager of Operations, Director of Operations, Director of Network Implementation and Director of Engineering. Was appointed Executive Director of Operations (Vice-President of Operations) in June 2011, an office he held until elected a member of the Statutory Board of Directors.

Bernardo Kos Winik has a degree in Information Technology from Universidade Mackenzie and a graduate degree in Business from the Escola de Administração de Empresas de São Paulo (EAESP/FGV). He has experience in the markets of Technology, Consulting and Telecommunications and worked with companies such as Claro, BS Consulting, NCR and EDS do Brasil. He holds office as Retail Director of Oi since 2014 and, prior to assuming that office, was Director of Sales - Retail.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252374

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 28 – Advance of disclosure of Financial Statements

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with Article 157, Paragraph 4 of Law # 6.404/76 and pursuant to the terms of CVM Directive # 358/02, has informed its shareholders and the market in general the following:

Given the complexity of the impacts of its court-supervised reorganization proceeding and approval and ratification of its Reorganization Plan ("Plan") pursuant to the work in preparation of the financial statements of the Company and the opinion of the independent auditors, relative to fiscal year 2017, and focused on the quality and adequacy of the treatment of its accounting information, the Company informs the postponing of disclosure of financial statements relative to fiscal year 2017, of March 28, 2018 of April 12, 2018.

The Annual Shareholders' Meeting ("AGO") of the Company will be called on March 29 for being held on April 30, 2018, pursuant to the Annual Corporate Events Calendar disclosed by the Company, and the agenda is based on having accounts rendered by the managers concerning the fiscal year closed on December 31, 2017, election of the Members of the Audit Committee and the respective alternates and setting the annual global compensation of the managers and members of the Audit Committee. The examination, discussion and voting on the financial statements will be deliberated in a Extraordinary General Assembly ("AGE") to be called immediately after disclosure of the audited financial statements.

Advance of information concerning accounting effects

The court-supervised reorganization proceeding, with approval and ratification of its Plan, and commitment to the adequacy in the treatment of its accounting information and the quality of its disclosure to the market lead the Company to discuss with the external audit, details on the accounting recognition of certain premises of the Plan and the consequences thereof on the opening balance of 2016 and on the financial statements of the Company concerning fiscal years 2016 and 2017.

The accumulated accounting recorded in the Company's 2017 Equity will be of approximately $ 21 billion. Of that amount, the main items to be recognized in accounting are:

(i) adjustment to the amount of the provision for Deferred Income Tax relative to the projection of expected future profits;
(ii) derecognition of Assets relating to Judicial Deposits;
(iii) derecognition of goodwill registered by occasion of acquisition of Telemar Participações S.A. ("TmarPart") by the Company; and
(iv) review of the calculation criteria for provision relative to regulatory liabilities.

The other accounting effects not highlighted in this Relevant Fact will be opportunely detailed regarding the disclosure of financial statements relative to fiscal year 2017.

The table below contains a summary of the main impacts of the adjustments relative to the period in question.

(R$ billion)	Estimated accumulated impact to Equity in 2017
Provision of deferred Income Tax	-7.5
Derecognition of Assets relating to Judicial Deposits	-6.3
Derecognition of net tax goodwill	-2.2
Provision of regulatory liabilities	-1.7

The aforementioned accounting effects will result in negative equity in December 2017. Due to the adjustments provided for fiscal year 2018 due to the recognition of the carrying out of the fair value of the new debt of the Company based on the Plan that was approved and ratified, the amount of equity will be positive again in 2018.

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 28 – Advance of disclosure of Financial Statements

(Continuation)

The Company hereby clarifies these accounting effects will not impact its cash or routine EBITDA on December 31, 2016 and 2017. It is important to point out these effects do not affect the Plan or the financial flows used for appraising the Company and its subsidiaries under ("Reorganizing Entities") which show the viability of the Reorganizing Entities, in the line of the economic-financial lies presented in conjunction with the Plan.

Given the advance of the disclosure of the financial statements relative to fiscal year 2017 and for assuring the stability of market expectations, the Company chose to advance the key financial indicators of its 2017 Profit & Loss, still unaudited and used in the Plan:

(R$ billion)	2016	2017 (preliminary)	2017 (plan)
Routine EBITDA	6.6	6.2	6.0
Cash	7.8	7.0	7.1

The detailing of the adjustments is provided below:

- **Adjustment to the amount of the provision for Deferred Income Tax**

This is impairment and adjustments to the equity accounts concerning deferred income tax and social contribution calculated based on the projection of profits to be earned by the Company.

CVM Regulatory Directive # 371, of June 27, 2002, provides for the accounting records of the deferred tax assets arising of temporary differences and tax losses and the negative basis for social contributions, and allows these credits to be recognized or held in accounting, after meeting the following requirements:

- Present the profitability history;

- Present the expectation of generation of future taxable profits, substantiated on a technical viability study, which allows realization of deferred tax credits.

Based on the viability study attached to the Plan, the Company could calculate the expectation of generation of future taxable profits and, thereby show in accounting only the amount of income tax and social contribution that properly reflects this forecast.

- **Derecognition of Assets relating to Judicial Deposits**

The court-supervised reorganization proceeding allowed the Company to have the scrutiny and reconcile the book balances and the amounts deposited in court, in addition to the contingency reflected therein. Basically, the following factors favored this scenario:

- the possibility of discussing with the important creditor banks who hold the deposits, with more effective collection of the supply of financial statements and reconciliation information;
- the digital processing of records and the relevant improvement in the access and use of the search tool in the websites of the
Courts of Appeal, for reconcili3ng procedure changes;
- suspension of judicial credit enforcement (stay period) restricted the making of deposits and blocks; and
- reduction of the number of filing of court proceedings.

Consequently, in 2017, the Company created internal multidisciplinary groups and started the organization of the bases of systems and searches for work. Furthermore, were retained external independent consulting for reaching the diagnosis, conciliation and identification of gaps, adjustments and opportunities for improvement of its controls and processes.

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **MARCH/18**

March 28 – Advance of disclosure of Financial Statements

(Continuation)

In February 2018, the Company, in conjunction with its consultants, produced reports with structured information on an executive level for adjusting the general ledger accounts of the Company, identifying the aforementioned effects of R$ 6.3 billion in equity, referring to the derecognition of judicial deposit assets.

Oi informed it has identified the need for improvement in its internal processes and controls and has been adopting a series of initiatives for correcting procedures, and is also implementing new controls and defining the periodical monitoring thereof.

- **Derecognition of net tax goodwill**

After the acquisition of TmarPart by Oi, on September 1, 2015, the Company registered in its balance sheet the entirety of the equity of the acquiree, including goodwill on its assets.

Upon the approval of the Plan in the Creditors General Assembly on December 20, 2017 and ratification thereof by the Supervised Reorganization Court on February 05, 2018, the Company understood to be thus met the conditions necessary for defining the premises and use them in the annual long-term asset impairment test for fiscal years ended December 31, 2016 and 2015, pursuant to CPC 01 - Impairment. The adjustment of this reevaluation reflects a partial derecognition of the goodwill of assets, net of taxes, in the amount of R$ 2.2 billion, in the Company's Equity in 2017.

- **Provision of regulatory liabilities**

Section 4.3.4 of the Plan clearly provides the criteria and conditions for payment of the credits of regulatory agencies, therein included Anatel.

In that sense, the Plan, as also applicable to other nature of creditors, segregated payment of net credits, provided those in the Active Debt Roll, and non-liquid, as those still not enrolled and discussed on the administrative level of Anatel.

It is important to point out these fines are, in their absolute majority, in an administrative and judicial discussion, and there is no case law on the merits thereof. The Company understands the Anatel credits, arising of fines, use disproportional and unreasonable criteria.

In this context, the Company added R$ 1.7 billion to its balance of provisions for regulatory liabilities, for reflecting the payment terms approved in the Plan.

Oi highlighted this information is preliminary has still not been concluded the analysis by the independent auditors of the Company.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252477

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **APRIL/18**

April 10 – Consent Applications for PTIF and Oi Coop

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi") informed its shareholders and the market in general that, in regards to the implementation of the Reorganization Plan, as defined below, at the request of Portugal Telecom International Finance B.V. – Undergoing Court-Supervised Reorganization ("PTIF") and Oi Brasil Holdings Coopertief U.A. - Undergoing Court-Supervised Reorganization ("Oi Coop"), Dutch Courts set dates for meetings for verifying the Dutch Composition Plans of PTIF and Oi Coop, both to be held on June 1, 2018. Therefore, were filed applications for guaranteeing European recognition for the Reorganization Plan ("Consent Applications"), applicable to the following:

Notes 6.25% issued by PTIF due on 2016 (ISIN # PTPTCYOM0008) ("PTIF Retail Notes");
Notes 4.375% issued by PTIF due March 2017 (ISIN # XS0215828913);
Notes 5.242% issued by PTIF due November 2017 (ISIN # XS0441479804);
Notes 5.875% issued by PTIF due in 2018 (ISIN # XS 0843939918);
Notes 5.00% issued by PTIF due in 2019 (ISIN # XS XS0462994343);
Notes 4.625% issued by PTIF due in 2020 (ISIN # XS XS0927581842);
Notes 4.50% issued by PTIF due in 2025 (ISIN # XS0221854200) (in conjunction with the six series listed above, the "PTIF Notes");
Senior Notes 5.625% issued by Oi Coop due in 2021 (ISIN # XS1245245045 and XS1245244402); and
Senior Notes 5.75% issued by Oi Coop due in 2022 (CUSIP/ISIN # 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (in conjunction with the series listed immediately above, the "Oi Coop Notes" and, collectively with the PTIF Notes, collectively, the "Notes").

The terms and conditions of the Consent Applications are described in two Memoranda of information, separate, one for the PTIF Notes and another for the Oi Coop Notes, and in the respective appendices (each named "Memorandum of Information").

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252658

April 11 – Final Results of the Choices for Payment Options

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), in compliance with Article 157, §4, of Law # 6.404/76, pursuant to the terms of CVM Directive # 358/02, and continuing the Relevant Fact disclosed on March 09 and 16, 2018, informed its shareholders and the market in general the final result of the choices made by the Qualified Bondholders of the Company and of its subsidiaries Oi Móvel S.A. – Undergoing Court-Supervised Reorganization, Telemar Norte Leste S.A. – Undergoing Court-Supervised Reorganization, Copart 4 Participações S.A. – Undergoing Court-Supervised Reorganization, Copart 5 Participações S.A. - Undergoing Court-Supervised Reorganization, Portugal Telecom International Finance BV - Undergoing Court Supervised Reorganization and Oi Brasil Holdings Coöperatief U.A. - Undergoing Court-Supervised Reorganization (all collectively referred to as "Reorganizing Entities") to choose among the options for payment of their respective credits, as provided in the Reorganization Plan of the Reorganizing Entities ("Plan").

Pursuant to these preliminary results, Qualified Bondholder Creditors holding credits in the principal amount of US$ 8,462,921,552.92 (or the equivalent in reais or Euros) allegedly chose for payment of their respective credits as provided by Sections 4.3.3.2 et. seq. of the Plan (Option Unsecured Credits of Qualified Bondholders). The total dilution resulting of the delivery of the package of financial instruments set in the aforementioned Section of the Plan, in the context of the increase of the share capital approved in the meeting of the Executive Board on March 05, 2018, will be 72.12%, if all of the Qualified Bondholders creditors take the necessary steps for participating in the Exchange Offer, as defined in the Declaration of Information and Application of Option for the Payment Choice Amended and Reaffirmed, dated February 14, 2018 ("Declaration"), to be made after meeting or waiver of certain conditions set in the Plan to Qualified Bondholders who have exercised valid payment options. This date will be subject (i) to the result of the Exchange Offer and, moreover (ii) to the result of the exercise of the right of first refusal by the current shareholders of Oi, and also considers that the entirety of the aforementioned credits will be paid as provided by Section 4.3.3.2 of the Plan and that all bonds relative to these valid payment options will have been delivered in the Exchange Offer.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252679

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **APRIL/18**

April 12 – Press Release 4T17

Stabilization of the operations with cost effectiveness, margin improvement and operational evolution in 2017

In 2016 and 2017, the restructuring process in several fronts allowed the Company to stabilize its operation:

- Management Priorities were: improvement of quality, digital transformation, cost control, cash management and debt restructuring with approval of the Court-Supervised Reorganization. Important results of these fronts have been preparing Oi for a new investment cycle.

Initiatives seeking to improve operational effectiveness and improve customer experience reflected continued advances in operating quality indicators.

- Modernization of the infrastructure and expansion of network capacity, preventive action with increase of productivity, improvement of the quality of service and digitalization of services and processes create synergy to the Company.
- The result, in 2017 Oi recorded improvements in customer satisfaction, reducing indicators of complaints filed with ANATEL (-23.0% versus 4T16) and the Small-Claims Court - JEC (-46.3% versus 4T16).

Intensification of the digital program allowed capturing gains in efficiency and improving customer experience, with automation of processes (robotization and Artificial Intelligence) and expansion of digitalization of services and sale (e-care, e-billing, e-commerce).

Reduction of cost with higher operating efficiency reached R$ 1.5 billion in the accumulated numbers of the year and Routine Ebitda in 2017 was of R$ 6.2 billion, or 2.3% above the projections in the court-supervised reorganization plan.

Final cash position in 2017 was R$ 7.0 billion with the guidelines of the Reorganization Plan. For late 2018, the Plan Report projects cash in R$ 6.188 billion.

Approval of the Reorganization Plan by a vast majority of creditors, will allow reducing the debt in over R$ 35 billion, thus rendering viable the resumption of the investment cycle.

Structuring fronts allowed the stabilization of operations and the Company is not in the stages of preparing for a new growth cycle that will happen with the acceleration of investments financed by the increase of the share capital.

- The incremental CAPEX plan financed by the capital increase projected investments of R$ 7 billion a year for the next years, with strategies for the fixed and mobile network, supporting the transformation, growth and sustainability of the business.

The communication and access to the full document can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=44125&conta=28&id=252708

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **APRIL/18**

April 16 - Response to Official Letter CVM/B3

B3 S.A. – Brazil, Stock Exchange, Counter.
Att.: Mrs. Ana Lúcia da Costa Pereira
Superintendence for Monitoring of Companies and Security Offers in Variable Income
c.c.:

CVM – Brazilian Securities and Exchange Commission.
Att.: Mr. Fernando Soares Vieira - Corporate Relations Superintendent
Mr. Francisco José Bastos Santos - Market and Broker Relations Superintendent

Subject: Official Letter 689/2018-SAE
Request for clarification on news reported on the press

Dear Sirs,

In response to Official Letter 689/2018 - SAE sent by B3 S.A. - Brazil, Stock Exchange, Counter ("Official Letter"), whereupon requested to Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company") clarifications relative to news reported by the Broadcast agency, on 04/13/2018, under the title "OI/Teles: We have met all deadlines and expect to advance the court-supervised reorganization stages", in the following terms, the Company hereby clarifies the following:

"April 13, 2018
689/2018-SAE
OI S.A. - undergoing Court-Supervised Reorganization
Att.:. Carlos Augusto Machado Pereira de Almeida Brandão
Investor Relations Director
Subject: Request for clarification on news reported on the press
Dear Sirs,
In news reported by the Broadcast agency, on 04/13/2018, under the title "OI/Teles: We have met all deadlines and expect to advance stages of the court-supervised reorganization proceeding", providing, among other information:
1. After conversion of liabilities into shares, the debt will drop from R$ 65 billion to R$ 19 billion;
2. Oi will be worth something close to R$ 15 billion (relatively to R$ 2.6 billion in the closing of the last trading day).
We requested clarifications on the aforementioned items, until 04/16/2018, with confirmation - or not -, as well as other information considered important."

The Company hereby clarifies that Note # 29 of its audited financial statements relative to the fiscal year ended December 31, 2017, 2016 and January 1, 2016 (Subsequent Events), subsection "Estimated Effects of the Court-Supervised Reorganization Plan", contain a detailed description of the estimates (1) of the amount of credits allocated by option on June 20, 2016, and (2) the fair value of restructured credits, whose totals correspond, respectively, to R$ 67,751 million and R$ 18,949 million. The aforementioned Note contains detailed information regarding the effects of the Court-Supervised Reorganization Plan ("Plan") estimated by management in the financial statements of the Company, which were filed with the CVM through the System Empresas.NET and disclosed to the market on April 12, 2018.

Reference to an estimated worth of the Company as a result of the effects provided in the Plan was based on the perception of the average of the independent appraisals prepared by market analysts who monitor the Company.

Oi is available for further classifications.

Sincerely Yours,

Oi S.A. - undergoing Court-Supervised Reorganization
Carlos Augusto Machado Pereira de Almeida Brandão
Chief Financial Officer and Director of Investor Relations

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252787

RELEVANT FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Communications to the Market in the month of **APRIL/18**

April 18 – Relevant Shareholding Interest – Goldman Sachs

Oi S.A. - Undergoing Court-Supervised Reorganization ("Oi" or "Company"), complying with the provisions of Article 12 of CVM Directive # 358/02, informed it has received, on the day before, correspondence from Goldman Sachs & Co. LLC. and Goldman Sachs International with the information transcribed below:

"To
Oi S.A. - Undergoing Court-Supervised Reorganization.
Taxpayer's ID: 76.535.764/0001-43
Att.: Mr. Carlos Augusto Machado Pereira de Almeida Brandão
Chief Financial Officer and Director of Investor Relations

Rua Humberto de Campos,
425 - 8th Floor. Leblon - Rio de Janeiro,
RJ, Brazil - 22430-190

Subject: Sale/Acquisition of Preferred Shares

Dear Sirs,

Goldman Sachs & Co. LLC ("Goldman Sachs"), a limited liability company duly organized and existing in accordance with the laws of the State of New York and registered as a broker and investment consultant pursuant to the laws of the United States Securities and Exchange Commission, and a subsidiary of the The Goldman Sachs Group, Inc. and enrolled with the Brazilian National Corporate Taxpayer's Registry of the Ministry of Finance under number 05.987.216/0001-06, through its undersigned agent, pursuant to the provisions of Article 12, header and §4, of CVM Directive # 358, of January 3, 2002, as amended ("CVM Directive 358"), hereby informs that, on April 12, 2018, Goldman Sachs in conjunction with its affiliate Goldman Sachs International (collectively "Goldman Entities"), a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the Brazilian National Corporate Taxpayer's Registry of the Ministry of Finance under number 05.479.103/0001-08 ("GSI"), have executed operations that resulted in a position equivalent to 7,847,563 (seven million, eight hundred and forty-seven thousand, five hundred and sixty-three) preferred shares issued by Oi S.A. - Undergoing Court-Supervised Reorganization (the "Company"), or 4.98% (four point ninety-eight percent) of the outstanding preferred shares of the Company.
Moreover, the Goldman Entities hereby inform that, on April 13, 2018, they transacted operations resulting in a position equivalent to 8,323,663 (eight million, three hundred and twenty-three thousand, six hundred and sixty-three) preferred shares issued by the Company, or 5.28% (five point twenty-eight percent) of the outstanding preferred shares of the Company.

The report can be accessed on:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252826

FINANCIAL INFORMATION

4.1 Statement of Managerial Cash Flow

STATEMENT OF CASH FLOW - MANAGERIAL

HIGHLIGHTS

Financial Statements and Managerial Information
01 to 28 of **FEBRUARY,** 2018

- **Generation of Net Operating Cash Flor of the Reorganizing Entities** was negative in R$ 250 million in February/18
- **Investments** reached the level of R$ 430 million in February/18
- **Receivables** had a drop of R$ 58 million in February/18, totaling R$ 2,758 million
- **Payments** had a R$ 661 million retraction in February/18, totaling R$ 2,578 million.
- **The Final Financial Cash Balance of the Reorganizing Entities** had a R$ 219 million retraction in February/18, totaling R$ 5,909 million

Financial Statements and Managerial Information

01 to 28 of **FEBRUARY**, 2018

Net Operating Cash Generation of the Reorganizing Entities was negative in R$ 250 million in Feb/18

- The Net Operating Cash Generation of the Reorganizing Entities in the month of February/18 was negative in R$ 250 million, after the negative result of R$ 977 million observed in the previous month (Figure 5). In the comparison with the month of January/18, Receivables recorded a R$ 58 million drop, to the level of R$ 2,758 million, whereas cash outflow with Payments and Investments decreased R$ 785 million, totaling R$ 3,008 million, collectively (Figure 6).
- Other transactions of the Reorganizing Entities, which includes the titles Financial Transactions and also Dividends and Interest on Equity (JCP), contributed with the influx of R$ 24 million and R$ 7 million, respectively, in February/18.
- Therefore, the variation of the Final Financial Cash Balance of the Reorganizing Entities was negative in R$ 219 million in February/18, resulting in an amount of R$ 5,909 million (Figure 7), corresponding to a drop of 3.6% relative to the previous month.
- Details considerations on the variations will be analyzed int he next pages.

Source: Financial statements and managerial information

Figure 5 - Net Operating Cash Generation - Monthly Balance


in R$ million
(250)


RECEIVABLES
PAYMENT + INVESTMENTS
in R$ million


in R$ million
5,909

Reduction of Payment of Materials and Services in Feb/18 contributed to lower negative Cash Generation balance Operating, Net, of the Reorganizing Entities

Figure 8 — Statement of managerial cash flow

	Jan/18	Feb/18	Δ
Customers	1,825	1,691	-7%
Network Use Services	201	209	4%
Dealers	524	411	-22%
Others	266	447	68%

	Jan/18	Feb/18	Δ
Plant Maintenance	(341)	(309)	-9%
Rent	(386)	(210)	-46%
Data Processing / Graphics	(127)	(122)	-4%
Call Center Service/Collection	(147)	(126)	-14%
Utility Concession Holders	(103)	(105)	2%
Consulting / Audit / Fees	(55)	(67)	22%
Other Services/Payments	(1,056)	(636)	-40%
Materials/Services (2)	(2,215)	(1,575)	-29%

	Jan/18	Feb/18	Δ
Network Use Services	(206)	(214)	4%
Judicial Deposits	43	53	23%
Contingency	(1)	-	N.A.
Other Payments (2)	(164)	(161)	-2%

	Jan/18	Feb/18	Δ
Telecom	(272)	(200)	-26%
Oi S. A.	(70)	(63)	-10%
Oi Móvel	(212)	(167)	-21%
Investments (3)	(554)	(430)	-22%


in R$ million
2.758
(177)
(1.575)
(428)
(37)
(161)
(430)
250
Receivables
Personnel
Material / Services
Taxes
Mediation
Other Payments
Investments
Net Oper. Generation .Net

Source: Financial Statements and Managerial Information

Financial Statements and Managerial Information of FEBRUARY 2018

Table 1 - Statement of Managerial Cash Flow - Feb/18

R$ millions	(A) 01/31/2018 Nov/17	(B) - (A) *Variation*	(B) 2/28/2018 Feb/18
INITIAL Balance - Financial Cash	**6,881**	**(743)**	**6,128**
Customers	1,825	*(134)*	1,691
Network Use Services	201	*8*	209
Dealers	524	*(113)*	411
Others	266	*181*	447
Receivables (1)	**2,816**	**(58)**	**2,758**
Personnel	(234)	*57*	(177)
Suppliers of Materials / Services	(2,421)	*632*	(1,789)
Taxes	(621)	*(7)*	(628)
Judicial Deposits	43	*10*	53
Contingency	(1)	*1*	-
Mediation	(5)	*(32)*	(37)
Payments (2)	**(3,239)**	**661**	**(2,578)**
Telecom	(272)	*72*	(200)
Oi S.A.	(70)	*7*	(63)
Oi Móvel	(212)	*45*	(167)
Investments (3)	**(554)**	**124**	**(430)**
Net Operating Generation (1+2+3)	**(977)**	**727**	**(250)**
Intercompany Transactions	-	-	-
Financial Operations	32	*(8)*	24
Dividends and JCP	192	*(185)*	7
FINAL Balance - Financial Cash	**6,128**	**(219)**	**5,909**

Figure 9 – Receivables – Participation Structure


TOTAL RECEIVABLES
R$ 2,758 million
Network Use Services R$ 209 million 8%
Dealers R$ 411 million 15%
Others R$ 447 million 16%
Feb/18
Jan/18

RECEIVABLES

Receivables decreased in February/18

In February/18 there was a reduction of the Receivables account in R$ 58 million, compared to the previous month (-2.1%), reaching the amount of R$ 2,758 million.

Receivables from Customers had a drop of R$ 134 million in February/18, totaling R$ 1,691 million, in light of the R$ 1,825 million received in January/18. The title *Dealers also decreased in* February/18, retracting from R$ 524 million in January/18 to R$ 411 million in February/18.

- According to Management, the lower level of Receivables from Customers is explained, in part, due to the lower number of business days in February/18 relative to January/18 (22 business days in January and 18 business days in February), as well as due to the seasonal effects of the first months of the year, which recorded an increase in payment delay by customers, for competing with typical obligations in these months (Property Tax, Vehicle Tax, school enrollment and supplies, expenses with vacation, etc.).

- As for the title *Dealers*, Management pointed out that the reduction is explained due to the bank holiday 12/29/2017, postponing part of Dealer collections to 01/02/2018, punctually increasing cash influx in January/18. Furthermore, the lower number of business days in February/18 relative to January/18 impacted the month's results.

On the other hand, the title *Others* increased R$ 181 million, reaching R$ 447 million in February/18, whereas the title *Network Use Services* registered an increase of R$ 8 million relative to the previous month, totaling R$ 209 million in February/18.

- According to Management, the increase in Receivables under the title *Others* in the month of February/18 is explained by the increase in Intercompany Receivables in the interconnection between the entities undergoing court-supervised reorganization, and the effect cancels itself with the title Other Services/Payments.

Financial Statements and Managerial Information

01 to 28 of FEBRUARY, 2018

Table 1 - Statement of Managerial Cash Flow - Feb/18

R$ millions	(A) 01/31/2018 Jan/18	(B) - (A) *Variation*	(B) 2/28/2018 Feb/18
INITIAL Balance - Financial Cash	**6,881**	**(753)**	**6,128**
Customers	1,825	*(134)*	1,691
Network Use Services	201	*8*	209
Dealers	524	*(113)*	411
Others	266	*181*	447
Receivables (1)	**2,816**	**(58)**	**2,758**
Personnel	(234)	*57*	(177)
Suppliers of Materials / Services	(2,421)	*632*	(1,789)
Taxes	(621)	*(7)*	(628)
Judicial Deposits	43	*10*	53
Contingency	(1)	*1*	-
Mediation	(5)	*(32)*	(37)
Payments (2)	**(3,239)**	**661**	**(2,578)**
Telecom	(272)	*72*	(200)
Oi S.A.	(70)	*7*	(63)
Oi Móvel	(212)	*45*	(167)
Investments (3)	**(554)**	**124**	**(430)**
Net Operating Generation (1+2+3)	**(977)**	**727**	**(250)**
Intercompany Transactions	-	-	-
Financial Operations	32	*(8)*	24
Dividends and JCP	192	(185)	7
FINAL Balance - Financial Cash	**6,128**	**(219)**	**5,909**

Figure 10 – Payments – Participation Structure


Measurement
R$ 37
million
Others
R$ 53 million
-2%
Personnel
R$ 177
million
7%
TOTAL PAYMENTS
R$ 2.578 million
Payments 2,578 100% 100%

PAYMENT

Payments decreased in February/18

The Payments totaled R$ 2,578 million in February/18, a reduction of R$ 661 million relative to the previous month, when the title recorded R$ 3,239 million. The major issue responsible for the lower outflow of cash with Payments was the title *Suppliers of Materials/Services*, with a R$ 632 million decrease in the month, reaching R$ 1,789 million.

- According to Management, the reduction of the title was influenced, in part by the retraction of the payment of intercompany commissions paid to Paggo Lojas, for sales of fixed and mobile telecommunication services, in addition to the lower intercompany transfer from SVA to Oi Internet of amounts charged in phone bills of Oi S.A, Telemar and Oi Móvel.
- Management informed, moreover, that the drop in February/18 was motivated by the bank holiday on 12/29/2017, postponing some payments to 01/02/2018, resulting in a punctual increase of the title in January/18.

The title *Personnel* recorded a retraction of R$ 57 million, totaling R$ 177 million in February/18, whereas *Judicial Deposits* contributed to the influx of cash in R$ 53 million in February/18, relative to R$ 43 million of the previous month.

- Pursuant to Management, the reduction of the title *Personnel* in February/18 relates to payment, in January/18 of the advance of salary of the PPR 2017, approved through collective bargaining 2017/2018, which punctually increased the title in the month. Management pointed out, moreover, that the title in February/18 was influenced by payment of exceptional compensation to the statutory Board of Directors, punctually and on a nonrecurring basis, resulting of the approval of the Reorganization Plan, as provided by the contract entered into with the directors and previously approved by the Executive Board of the Company.
- As to the relation of *Judicial Deposits*, Management informed that the increase observed refer to the reclassification of the balances unduly treated as Judicial Deposits in January/18.

The other titles for Payment recorded an increase of the level relative to the previous month.

The title *Mediation* recorded an increase of R$ 32 million, passing from expenses of R$ 5 million in January/18 to R$ 37 million in February/18. As with the previous title, *Taxes* also recorded an increase in February/18, equivalent to R$ 7 million, totaling R$ 628 million in the month.

- Management pointed out that the variation of the title *Mediation in* February/18 refers to residual payments of the Reorganization Plan Mediation in both Brazil and Portugal.

Financial Statements and Managerial Information
01 to 28 of **FEBRUARY**, 2018

Table 1 - Statement of Managerial Cash Flow - Feb/18

R$ millions	(A) 01/31/2018 Jan/17	(B) - (A) Variation	(B) 2/28/2018 Feb/18
INITIAL Balance - Financial Cash	**6,881**	**(753)**	**6,128**
Customers	1,825	*(134)*	1,691
Network Use Services	201	*8*	209
Dealers	524	*(113)*	411
Others	266	*181*	447
Receivables (1)	**2,816**	**(58)**	**2,758**
Personnel	(234)	*57*	(177)
Suppliers of Materials / Services	(2,421)	*632*	(1,789)
Taxes	(621)	*(7)*	(628)
Judicial Deposits	43	*10*	53
Contingency	(1)	*1*	-
Mediation	(5)	*(32)*	(37)
Payments (2)	**(3,239)**	**661**	**(2,578)**
Telecom	(272)	*72*	(200)
Oi S.A.	(70)	*7*	(63)
Oi Móvel	(212)	*45*	(167)
Investments (3)	**(554)**	**124**	**(430)**
Net Operating Generation (1+2+3)	**(977)**	**727**	**(250)**
Intercompany Transactions	-	-	-
Financial Operations	32	*(8)*	24
Dividends and JCP	192	(185)	7
FINAL Balance - Financial Cash	**6,128**	**(219)**	**5,909**

Figure 11 – Investments – Participation Structure



TOTAL INVESTMENTS
R$ 430 million
Oi S.A.
R$ 25 million
13%

	Dec/16 R$ millions	Dec/16 Participation	Nov/17 Participation
Investments	[illegible]	100%	100%
Telecom	[illegible]	47%	47%
Oi Móvel	[illegible]	[illegible]	[illegible]
Oi S.A.	25	13%	12%

INVESTMENTS

The Reorganizing Entities recorded Payments of *Investments* of R$ 430 million in February/18, a 22% reduction relative to the previous month, when there were outflow of cash with *Investments* of R$ 554 million.

Investments relative to Telemar S.A. were reduced in R$ 72 million, totaling R$ 200 million in February/18. Investments with Oi Móvel S.A. retracted R$ 45 million, totaling R$ 167 million, whereas investments in Oi S.A. decreased from R$ 70 million in January/18 to R$ 63 million in February/18.

- Management pointed out that the level of cash outflow with investments is in line with the Company's Investment Plan.

NET OPERATING GENERATION

The level of *Receivable* in February/18, of R$ 2,758 million, was inferior to the summed total *Payments* (R$ 2,578 million) and outflows of cash with *Investments* (R$ 430 million) in the month, which directly contributed to the negative balance of R$ 250 million in the Net Operating Generation of the Reorganizing Entities in the month.

- Management informed the result is in line with the flow projected in the Reorganization Plan, and the Company started the acceleration of its investments in Q417, resulting in higher outflow of cash with Investments in the first months of 2018, following the guidelines for raising the level of investments set forth in the Reorganization Plan.

FINAL BALANCE - FINANCIAL CASH

The *Financial Operations* recorded a positive result of R$ 24 million in February/18, relative to the positive result of R$ 32 million in the previous month. As for the title *Dividends and JCP* it presented an influx of cash in the amount of R$ 7 million in the month of February/18.

- Management informed that the income resulting from *Financial Transactions* was inferior to the numbers of the previous month due to the reduction of the cash balance and of the CDI rate.
- The Company clarified, moreover, that in January/18 Oi Internet paid to Telemar S.A. the balance of dividends declared in 2016 and of the JCP declared in December/2017. In the month of February/18, the positive balance of the title results of Oi Internet having paid the JCP declared in the same month.

Therefore, summing the influx of R$ 24 million from *Financial Transactions* and the influx of R$ 7 million from *Dividends and JCP* in February/18 to the negative balance of R$ 250 million in Net Operating Cash Generation, the Final Balance of the Financial Cash of the Reorganizing Entities was reduced in R$ 219 million relative to the previous month (3.6% drop), totaling R$ 5,909 million.

- Management pointed out that, pursuant to the provisions of the guidelines of the Reorganization Plan, oscillations are expected, for more or less, in the Company's cash throughout the year. Management added, moreover, that the Economic-Financial Report in the scope of the Reorganization Plan projects that the Group's consolidated cash will close 2018 at the level of R$ 6,188 million, considering the capital increase provided in the Reorganization Plan.

Financial Statement
01 to 28 of **FEBRUARY**, 2018

Table 2 — Direct Cash Flow

R$ millions

REORGANIZING ENTITIES - CONSOLIDATED	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEP/17	OCT/17	NOV/17	DEC/17	JAN/18	FEB/18
Initial Balance - Financial Cash	**5,816**	**6,245**	**6,595**	**6,973**	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**	**7,299**	**7,179**	**7,295**	**7,524**	**7,324**	**6,877**	**6,881**	**6,128**
Receivables	**2,881**	**2,783**	**2,587**	**2,742**	**2,669**	**2,305**	**3,223**	**2,638**	**2,961**	**2,563**	**2,755**	**2,970**	**2,682**	**2,893**	**2,689**	**2,716**	**2,816**	**2,758**
Customers	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873	1,905	1,825	1,691
Network Use Services	282	118	81	98	84	78	102	242	202	106	226	178	223	144	190	197	201	209
Dealers	442	466	494	465	512	412	562	395	526	430	479	494	430	488	467	420	524	411
Others	132	203	65	51	199	117	338	115	166	102	140	311	156	315	159	194	266	447
Payments	**(2,356)**	**(2,149)**	**(2,074)**	**(2,166)**	**(2,562)**	**(1,805)**	**(3,156)**	**(2,523)**	**(2,477)**	**(1,967)**	**(2,450)**	**(2,482)**	**(2,210)**	**(2,721)**	**(2,752)**	**(2,560)**	**(3,239)**	**(2,578)**
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)	(236)	(234)	(177)
Suppliers of Materials and Services	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)	(2,421)	(1,789)
Materials / Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)	(2,215)	(1,575)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)	(345)	(341)	(309)
Rent	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)	(192)	(191)	(213)	(139)	(386)	(210)
Data Processing / Graphics	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)	(113)	(127)	(122)
Call Center Service/Collection	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)	(79)	(123)	(228)	(157)	(147)	(126)
Utility Concession Holders	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)	(105)	(103)	(105)
Consulting / Audit / Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)	(31)	(55)	(67)
Other Services/Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)	(332)	(1,056)	(636)
Network Use Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)	(200)	(206)	(214)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)	(633)	(621)	(628)
Judicial Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29	20	(224)	43	53
Contingency	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-	(1)	(5)	-	(5)	-	1	(1)	-
Mediation	-	-	-	-	-	-	-	-	-	-	-	-	(18)	(126)	(139)	(46)	(5)	(37)
Investments	**(97)**	**(316)**	**(282)**	**(242)**	**(261)**	**(345)**	**(346)**	**(346)**	**(433)**	**(330)**	**(480)**	**(427)**	**(290)**	**(410)**	**(391)**	**(190)**	**(554)**	**(430)**
Telecom	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)	(89)	(272)	(200)
Oi S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)	(25)	(70)	(63)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)	(76)	(212)	(167)
Operational Generation	**428**	**318**	**231**	**333**	**(154)**	**155**	**(279)**	**(231)**	**51**	**266**	**(175)**	**61**	**182**	**(238)**	**(454)**	**(34)**	**(977)**	**(250)**
Intercompany Transactions	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135	-	-	-	-	-	-	-	-
Financial Operations	49	61	32	63	65	51	67	44	20	44	55	55	47	38	7	38	32	24
Dividends and JCP	-	-	93	-	(63)	-	-	-	-	-	-	-	-	-	-	-	192	7
FINAL Balance - Financial Cash	**6,245**	**6,595**	**6,973**	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**	**7,299**	**7,179**	**7,295**	**7,524**	**7,324**	**6,877**	**6,881**	**6,128**	**5,909**

NOTE FROM THE COURT-APPOINTED TRUSTEE

In Relevant fact of March 28, the Reorganizing Entities communicated the advance of the disclosure of the financial statements relative to the fiscal year 2017 and advanced information relative to the accounting effects, impacting the Equity of 2017.

Was clarified in the aforementioned Relevant Fact: "*the commitment to the adequacy in the treatment of its accounting information and the quality of its disclosure to the market lead the Company to discuss with the external audit, details on the accounting recognition of certain premises of the Plan and the consequences thereof on the opening balance of 2016 and on the financial statements of the Company concerning fiscal years 2016 and 2017*".

The detailed and joint review made by the Reorganizing Entities and its external auditors resulted in the following adjustments made, whose may items were: (i) adjustment to the amount of the provision for Deferred Income Tax registered in face of the projection of expected future profits; (ii) derecognition of assets relative to judicial deposits; (iii) derecognition of the goodwill recognized by occasion of acquisition of Telemar Participações S.A. ("TmarPart") by the Company; and (iv) review of the calculation criteria for the provision relative to regulatory liabilities.

In the same Relevant Fact, the Reorganizing Entities affirmed the accounting adjustments did not impact cash or its routine Ebitda, as well as there is no reflections in the Court-Supervised Reorganization Plan "*or in the financial flows used for appraising the Company and its subsidiaries undergoing court-supervised reorganization*".

It is important to point out, initially, that, pursuant to the terms of the Bankruptcy and Court-Supervised Reorganization Act, the Court-Appointed Trustee has, in general lines, as duties: prepare the list of creditors, consolidating at the end of the General Creditors Table, after examining the credits held against the debtor; issue statements in the reorganization proceeding on all credits; require the calling, organization and preside over the Creditors General Assembly; inspect the activities of the debtor and compliance with the Plan, presenting reports on the execution of the plan and the monthly report of the debtor's activities; file for bankruptcy in case of violation of obligations assumed in the Reorganization Plan; and provide and demand information from creditors, from the debtor and the administrator.

I.e., the Court-Appointed Trustee is not the manager or the administrator of reorganizing entities. Therefore, it has no role in conducting the operations and business of debtor companies and is not responsible for bookkeeping and accounting. On the other hand, it is also not the external auditor of the Reorganizing Entities, not responsible for validating bookkeeping.

NOTE FROM THE COURT-APPOINTED TRUSTEE

As we know, the trustee is the inspector of the debtor's activities, and must report them to the Court of a monthly basis, to the creditors and to the market and concerned parties through the monthly report, the RMA.

Furthermore, it is worthy of note that, in fact, the reclassification of accounts in the Balance Sheet does not change the Cash Flow of the Reorganizing Entities and, therefore, the accounting adjustments addressed in the Relevant Fact will not be addressed in this RMA, which only addresses cash flow, and does not provided for the Balance Sheet and the Statement of Profit and Loss of the fiscal year. It is not excessive to remind that, pursuant to the ruling of the Reorganization Court, some RMAs only address Cash Flow, so there is no disclosing of quarterly information in the report of the Court-Appointed Trustee prior to the disclosing of information to both the Securities and Exchange Commission - CVM and the market.

It is also important to point out that, *a priori,* the information disclosed in the Relevant Fact do not directly compromise the investment capacity of the Reorganizing Entities. I.e., they do not affect meeting the investment goals of the Plan. This view seems to have been shared by the market, to the extent the shares of the Companies are not suffering atypical adjustments after the disclosure of the Relevant Fact.

Finally, it is important to mention that, both in internal control processes and in external audits conducted, was not identified any indication of fraud or illegalities relative to the accounting adjustments performed, which reflect, mostly, events occurred prior to the filing for court-supervised reorganization.

Therefore, the Court-Appointed Trustee named for working in the court-supervised reorganization proceeding understands that the constant monitoring, with more frequent adjustment of sensitive items, is one of the internal procedures that must be kept by the Reorganizing Entities, in order to contribute for stabilizing market expectations.

These periodical adjustments avoid accounting settlements of higher magnitude, due to outdating in the information previously provided, and allow the gradual adaptation of the expectations of concerned parties in the court-supervised reorganization proceeding and a higher level of predictability of the paths of the Reorganizing Entities.

CREDITOR SERVICE

The Court-Appointed Trustee remains focused in clarifying doubts of creditors on provisions and compliance with the Reorganization Plan ratified and on the exercise of the "Payment Option". Moreover, the Court-Appointed Trustee keeps holding weekly meetings with the Company, in order to receive statements and confirm compliance with the plan by the Company.

It is important to inform that the Court-Appointed Trustee has been contacted by national and international creditors, whether through the line +55 (21) 2272-9300, or on the emailcredoroi@wald.com.br, for providing clarifications regarding their claims. Moreover, relevant information continue to be provided to creditors through the court-supervised reorganization website (www.recuperacaojudicaloi.com.br) which totals, currently, 320,722 accesses.

As in the last few months, the Court-Appointed Trustee has been dedicating to the screening of the 7,751 court proceeding changes, referring to challenges and late qualifications. Resulting from that work: (i) 3,002 of these incidents were already ruled on, arising of the liquidity of the credit or due to the credit being already listed in the name of the creditor in the Court-Appointed Trustee's list in pages 198.488/198.843; (ii) the Court-Appointed Trustee has already filed 7,548 previous statements and 3,404 applications regarding the merits of the claim; and (iii) 4,089 were already responded by the Reorganizing Entities.

SUMMARY OF STATEMENTS OF THE COURT-APPOINTED TRUSTEE IN THE RECORDS

Below, the Court-Appointed Trustee's list of statements produced in the electronic case records after the last Monthly Activity Report, indicating the relevant pages.

Pages 293,016	Statement by the Court-Appointed Trustee on the individualizations of credit presented by bondholder creditors for exercising the payment option set forth in the Reorganization Plan.	3/9/2018
Pages 296,338/296,371	Monthly report of the activities carried out by the Reorganizing Entities (referring to the month of January 2018).	3/15/2018
Pages 294,023/294,026	Court-Appointed Trustee's statement on (i) petition filed by Level 3 Comunicações do Brasil Ltda., claiming to have entered into an agreement with the Reorganizing Entities; (ii) petition filed by Motoclean Veículos Ltda requesting the change of the number of its CNPJ; (iii) Official Letter from the 16th Civil Section of the Court of Appeals of Rio de Janeiro; (iv) requests for court-ordered lien on the front page of the records.	3/15/2018
Pages 297,024/297,026	Statement from the Court-Appointed Trustee on (i) the individualization of credit filed by the bondholder creditors; (ii) change of the creditors' list to include as holder of credit, SEGURPRO, replacing PROSEGUR.	4/11/2018

SUMMARY OF STATEMENTS OF THE COURT-APPOINTED TRUSTEE IN THE RECORDS

Interlocutory Appeals where the Court-Appointed Trustee presented responses:

0072377-71.2017.8.19.0000	Appeal filed by Reorganizing Entities against the decision that granted the request for constriction by Globenet Cabos Submarinos S.A for constricting the assets of the Reorganizing Entities, making optional to the debtors to make the judicial deposit of the amounts within 24 hours.	3/15/2018
0010296-52.2018.8.19.0000	Appeal filed by Banco do Nordeste do Brasil against the decision that granted the Reorganization and ratified the Reorganization Plan.	3/20/2018
0010596-14.2018.8.19.0000	Appeal filed by Proline Equipamentos Eletrônicos Ltda. against the decision that granted the Reorganization and ratified the Reorganization Plan.	3/20/2018
0011824-24.2018.8.19.0000	Appeal filed by Telecenter Leblon Ltda ME against the decision that granted the Reorganization and ratified the Reorganization Plan.	3/20/2018
0010990-21.2018.8.19.0000	Appeal filed by the Federal Government against the decision that granted the Reorganization and ratified the Reorganization Plan.	3/28/2018
0070898-4 3.2017.8.19.0000	Appeal filed by Bank of New York Mellon (BNY) for obtaining the rectification of the segregate lists presented by the Reorganizing Entities prior to holding the Creditors' General Assembly, for being implemented a segregation between the Reorganizing Entities that are the issuers and the guarantors of securities, for the purposes of casting votes in the General Creditors' Assembly, concerning the substantial consolidation.	4/2/2018

SUMMARY OF STATEMENTS OF THE COURT-APPOINTED TRUSTEE IN THE RECORDS

Interlocutory Appeals where the Court-Appointed Trustee presented responses:

0014606-04.2018.8.19.0000	Appeal filed by Zeinal Abedin Mohamed Bava against the decision that partially suspended the effects of the ruling that partially granted the motion to stay credit # 0144921-54.2017.8.19.0001	4/18/2018
0065234-31.2017.8.19.0000	Appeal filed by José Antonio Borba de Oliveira against the ruling that partially dismissed the original motion to stay credit and, consequently, dismissed the case without prejudice, considering the credit claimed not-liquid	4/18/2018
0006034-59.2018.8.19.0000	Appeal filed by Bratel S.À.R.L. against the decision that postponed the Creditors' General Assembly and named Mr. Eurico Teles for conducting the negotiations with the creditors on the Court-Supervised Reorganization Plan, irrespective of approval by the Executive Board, and also sustained the emergency order determining the new directors abstain from interfering in matters relative to the court-supervised reorganization proceeding.	4/18/2018

In addition to the aforementioned incidents, the Court-Appointed Trustee, in response to the official letters and requests addressed directly to the Court-Appointed Trustee by several Courts in the Country, presented statements in cases filed against the Reorganizing Entities.

INSPECTION OF COMPLIANCE WITH THE COURT-SUPERVISED REORGANIZATION PLAN

The Reorganization Plan ("PRJ") presented by the Reorganizing Entities was approved by the Creditors presented in the Creditors General Assembly held on 12.19.2017, being ratified, with provisos, by this Honorable Court, pursuant to the terms of the ruling in pages 254,741/254,756.

Therefore, this Administration started monitoring of the compliance, by the Reorganizing Entities of the ratified Court-Supervised Reorganization Plan, having, therefore, held periodical meetings with the Company and analyzed all pertinent documentation.

Resulting of this inspection, the Court-Appointed Trustee hereby provides, below, a spreadsheet illustrating the obligations expired in the month of **February 2018:**

Section	Class	Classification	Obligation	Term	Observation	Status
4.4	I, II, III and IV	Mediation	Payment	2/23/2018	Second installment (10% remaining of the total value of the agreement) of the Mediation Program accepted in pages 104,876/104,881, totaling 31,220 payments.	✓

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Zip Code 04543-906
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